Exhibit 99.1

CONTACT:
Vic Svec
(314) 342-7768

FOR IMMEDIATE RELEASE
April 19, 2005

PEABODY ENERGY (NYSE: BTU) ANNOUNCES
RESULTS FOR THE QUARTER ENDED MARCH 31, 2005

•	Earnings per share grow 95% to $0.39 per share
•	EBITDA increases 49% to a record $166.0 million
•	Revenues rise 40% to a record $1.08 billion
•	2005 earnings per share targets raised to $2.50 to $3.10, an increase of 80% to 125% over prior year

ST. LOUIS, April 19 – Peabody Energy (NYSE: BTU) today reported that net income for the quarter ended March 31, 2005 increased 130 percent to $51.9 million, or $0.39 per share on a post-split basis, compared with $22.6 million, or $0.20 per share, in the prior year. EBITDA rose 49 percent to $166.0 million.

     “The Peabody team is on track to achieve higher earnings growth than originally targeted for 2005,” said Peabody President and Chief Operating Officer Gregory H. Boyce. “Market conditions remain very strong in metallurgical and thermal coal markets around the world. We are seeing significant improvement in our largest market, the Powder River Basin, and we expect this trend to accelerate in 2005 and beyond.”

FINANCIAL RESULTS

     First quarter revenues increased 40 percent to $1.08 billion, fueled by higher volumes and pricing in all regions and the benefit of new operations. Sales volumes increased 14 percent to 59.1 million tons. Revenues include $133.7 million in contributions from operations acquired in Colorado and Australia in April 2004. Realized prices in the Powder River Basin improved 12 percent for the quarter, and Peabody is on a pace to ship a record 130 million tons from its Powder River Basin operations in 2005.

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PEABODY ENERGY ANNOUNCES RESULTS – ADD ONE

     Operating profit grew 108 percent to $80.8 million, and net income increased to $51.9 million from $22.6 million in the prior year. Results include pre-tax charges of $34.0 million, primarily related to various legal matters involving coal supply agreements, and a $31.1 million pre-tax gain from the sale of the remaining interest in Penn Virginia Resources.

     Peabody has recently been named to the Fortune 500, and increased its ranking among Fortune’s “Most Admired Companies” listing. The company’s two-for-one stock split became effective on March 30, 2005. And Fitch raised its ratings to investment grade for Peabody’s senior credit facility.

     “Peabody’s outstanding operational performance continues to strengthen all key financial metrics,” said Executive Vice President and Chief Financial Officer Richard A. Navarre. “With strong markets and an expanding portfolio of well-run operations, Peabody is on a path to generate record cash flows in coming years.”

BUSINESS HIGHLIGHTS

•	Major advancements made in growth initiatives
•	U.S. safety rate reaches record levels
•	Peabody has three of the four most productive U.S. operations in 2004
•	New contracts signed at higher prices for Powder River Basin products

     Peabody continued to implement its organic growth strategy in the first quarter, investing in several key projects. The company has:

•	Acquired 327 million tons of ultra-low sulfur Powder River Basin coal, which will be developed to meet significant coal demand in the largest and fastest-growing U.S. region. The company is in the permitting process and is holding discussions with customers regarding long-term agreements that would enable a new mine using these reserves. Peabody has purchased approximately 950 million tons of ultra-low sulfur Powder River Basin coal reserves in the past year.

•	Purchased 70 million tons of Illinois and Indiana coal reserves, surface properties and equipment from Lexington Coal Company for $61 million. The assets have significant synergies with other Peabody subsidiaries, requiring less capital to initiate new production. The new Gateway Mine southeast of St. Louis is expected to begin operation in the second half of 2005 and will serve a new 10-year contract with Northern Indiana Public Service Company.

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PEABODY ENERGY ANNOUNCES RESULTS – ADD TWO

•	Invested to extend the life of our largest U.S. metallurgical coal operation and expand production at the company’s large Colorado operation.

     Peabody continues to target 2005 capital expenditures of $450 million to $500 million, excluding acquisitions.

     “Peabody’s process improvement initiatives are yielding results in safety, productivity and cost containment,” said Boyce. “And our sales and trading group continues to sign contracts to further improve results going forward.”

MINING OPERATIONS: The Peabody team achieved record safety results in the U.S. and made significant improvement in the new Australian operations. New productivity data shows that Peabody operated three of the four most productive mines in the United States in 2004, and productivity improvements continued in the first quarter.

     EBITDA from U.S. mining operations rose 49 percent to $215.2 million. Comparison of per-ton results with the quarter ended December 2004 are more meaningful than prior-year comparisons, due to operations acquired in April 2004. U.S. mining costs per ton remained stable with the prior quarter. Productivity initiatives reduced unit costs in the Western U.S., absent $0.12 per ton related to revenue-based production taxes and royalties. Eastern per-ton cost increases were related to heavy rainfall in the Midwest that affected surface operations and transportation early in the quarter, geologic issues at one West Virginia mine, and expenses related to additional volumes from higher-cost contract mining operations.

     Australian operations contributed $14.1 million, and were affected by demurrage costs and geologic issues at an underground mine. The company expects significantly higher EBITDA contribution from Australian operations for the last eight months of 2005. In the first quarter, the company contracted remaining volumes of 2005 and first quarter 2006 Australian metallurgical coal sales for prices between US$110 to $125 per tonne.

SALES AND TRADING: Trading and brokerage operations lost $21.9 million in EBITDA, compared with EBITDA of $14.2 million in the prior year. Results include a charge incurred due to a major producer ceasing to ship under a coal supply agreement. The charge primarily reflects the value between the contract and market prices for the term of the agreement. Peabody has filed a lawsuit for breach of contract to enforce its contractual rights and to recover damages caused by this material breach of the coal supply agreement.

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PEABODY ENERGY ANNOUNCES RESULTS – ADD THREE

     During the quarter, Peabody shipped a record 59.1 million tons of coal for higher average pricing in all regions. The company also reached agreements for more than 50 million tons of future coal sales for higher average prices, particularly in the Powder River Basin.

RESOURCE MANAGEMENT: Resource Management EBITDA totaled $28.0 million for the quarter compared with $6.6 million in the prior year. Results include $31.1 million related to the sale of shares in Penn Virginia Resources. The first quarter of 2004 included $9.9 million related to a similar sale.

     During the quarter, the company signed agreements to sell 47 percent ownership of the Prairie State Energy Campus, and an equal amount of the plant’s electricity output, to a group of Midwest rural electric cooperatives and municipal joint action agencies. Prairie State and Thoroughbred continue to work through the final air quality permitting processes.

MARKET OVERVIEW

•	Metallurgical and thermal coal demand is very strong
•	Peabody’s largest market, the Powder River Basin, is improving
•	Record emissions allowance prices add premium to Peabody’s ultra-low sulfur products

     Global and U.S. coal demand remains very strong, led by economic expansions in a large number of countries that fuel higher electricity generation and steel making, and strains supplies of oil and natural gas. The U.S. economy grew at a healthy rate of more than 3 percent in the first quarter, and China’s economy grew at nearly 9 percent.

     Global coal demand continues to increase after reaching record levels in 2004. China led all nations in coal growth, with demand increasing more than 15 percent in 2004 to approximately 1.9 billion tons. Metallurgical coal demand remains very strong, driven by expected double-digit steel demand growth by China in 2005. Shipments continue to be constrained by infrastructure limits.

     The global thermal supply/demand balance has remained tight for coals from Australia, South America, South Africa and the United States. Progress in removing global transportation bottlenecks remains mixed, with improved rail performance in the Western United States and continued port congestion around the world. Ocean freight prices have again tightened due to strong Asian commodity demand.

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PEABODY ENERGY ANNOUNCES RESULTS – ADD FOUR

     U.S. coal growth is fueled by economic growth and constraints on other energy sources. Natural gas prices remain at record levels for this time of year despite a winter that was 5 percent milder than normal. Nuclear units are running approximately 3 percent below prior-year levels. Forecasts are for lower than normal precipitation levels and a warmer-than-normal summer. U.S. coal inventories at March 31 are nearly 20 percent below the five-year average, and at record low levels on a days-of-consumption basis.

     Demand from the Powder River Basin accelerated during the quarter, building upon its position as the largest and fastest-growing U.S. coal region. Test burns, increased blending and conversions continue for a number of customers, some of which were unable to do so in 2004 due to transportation constraints. Sulfur dioxide emissions allowance prices, which have tripled in the past year, greatly enhance the value of ultra-low sulfur products such as those from Peabody’s 85 million ton-per-year North Antelope Rochelle Mine. Powder River Basin growth is further aided by the launch of the Midwest Independent System Operator (MISO) that facilitates transportation of low-cost coal-fueled electricity to Eastern U.S. markets. And Western U.S. governors this month unveiled a proposal for a high-voltage transmission line from the Powder River Basin to California to improve access to low-cost electricity.

     During the quarter, the U.S. Environmental Protection Agency issued the final Clean Air Interstate Rule (CAIR) and mercury rules. The regulations are expected to facilitate increased long-term coal demand for Illinois Basin, Powder River Basin and Northern Appalachia coals. These regulations will allow for continued coal growth and improved air quality, and allow investments by generators to be more secure by improving long-term regulatory certainty.

     New coal-fueled generation continues its rapid development in the U.S. and abroad. In the United States, approximately 72 GW of new coal-fueled generation capacity is announced, with some plants under development. Global coal-fueled generation capacity is expected to increase by more than 70 GW over the next two years, representing approximately 250 million tons of annual coal use, primarily driven by Asia/Pacific demand.

     “We have seen increasing strength in all major thermal markets in the past month, and the global supply-demand balance in metallurgical coal remains very tight,” said Boyce. “High oil and gas prices are also leading to investments in coal gasification and liquefaction. These emerging Btu Conversion technologies provide significant additional long-term growth opportunities for the industry and Peabody.”

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PEABODY ENERGY ANNOUNCES RESULTS – ADD FIVE

OUTLOOK

     Peabody is raising its outlook and targeting 2005 results that are significantly higher than the prior year. Management targets full-year EBITDA of $775 million to $875 million and earnings of $2.50 to $3.10 per share. Second quarter targets include EBITDA of $190 million to $220 million and earnings of $0.50 to $0.75 per share.

     Peabody continues to target 2005 production of 210 million to 220 million tons, with total sales volume of 240 million to 250 million tons. The company is essentially sold out of its planned 2005 production. Peabody’s total unpriced volumes include approximately
50 to 60 million tons for 2006, and 115 to 125 million tons for 2007.

     Peabody Energy (NYSE: BTU) is well positioned to fuel the future energy needs of America and the world. Peabody is the world’s largest private-sector coal company, with 2004 sales of 227 million tons and $3.6 billion in revenues. Its coal products fuel more than 10 percent of all U.S. electricity and 3 percent of worldwide electricity. The company is serving global coal demand from electricity generators and steelmakers, and is growing to serve new global customers and emerging Btu Conversion markets.

Certain statements in this press release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of April 19, 2005. These factors are difficult to accurately predict and may be beyond the control of the company. These risks include, but are not limited to: growth in coal and power markets; future economic conditions; weather; transportation performance and costs; ability to renew sales contracts; successful implementation of business strategies; regulatory and court decisions; future legislation; changes in post-retirement benefit and pension obligations; labor relations; negotiation of labor contracts and labor availability; capacity and cost of surety bonds and letters of credit; effects of currency exchange rates; risks associated with customers; risk associated with performance of suppliers; performance risks related to high margin metallurgical coal production; geology and equipment risks inherent to mining; terrorist attacks or threats; replacement of reserves; implementation of new accounting standards and Medicare rules; inflationary trends; effects of interest rates; effects of acquisitions or divestitures; revenues related to synthetic fuel production; revenues and other risks detailed in the company’s reports filed with the Securities and Exchange Commission. The use of “Peabody,” “the company,” and “our” relate to Peabody, its subsidiaries and majority-owned affiliates.

This information includes certain non-GAAP financial measures as defined by SEC regulations. We have included reconciliations of these measures to the most directly comparable GAAP measures in this release. EBITDA (also called Adjusted EBITDA) is defined as income from continuing operations before deducting net interest expense, early debt extinguishment costs, income taxes, minority interests, asset retirement obligation expense, and depreciation, depletion and amortization. EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income and cash flow as determined in accordance with generally accepted accounting principles. Management uses EBITDA as a key measure of operating performance and also believes it is a useful indicator of its ability to meet debt service and capital expenditure requirements.

Condensed Income Statements (Unaudited) For the Quarters Ended March 31, 2005 and 2004

(Dollars in Millions, Except Per Share Data)

	Quarter Ended
	March 2005	March 2004

Tons Sold (Millions)	59.1	51.9

Revenues	$1,082.6	$772.3
Operating Costs	919.1	649.7
Depreciation, Depletion & Amortization	76.0	59.8
Asset Retirement Obligation Expense	9.2	13.0
Selling & Administrative Expenses	37.8	27.8
Other Operating Income:
Gain on Disposal of Assets	(31.1)	(10.4)
Earnings from Equity Affiliates	(9.2)	(6.4)

Operating Profit	80.8	38.8

Interest Income	(1.4)	(0.9)
Interest Expense:
Debt-Related Interest	22.2	18.5
Surety Bond and Letter of Credit Fees	3.4	2.8
Income Tax Expense (Benefit)	4.4	(5.6)
Minority Interests	0.3	0.3

Income from Continuing Operations	51.9	23.7
Loss from Discontinued Operations, Net of Tax	—	(1.1)

Net Income	$51.9	$22.6

Diluted EPS (1) (2):
Income from Continuing Operations	$0.39	$0.21
Loss from Discontinued Operations	—	(0.01)

Net Income	$0.39	$0.20

EBITDA	$166.0	$111.6

(1)	Weighted average diluted shares outstanding were 133.4 million and 114.3 million for the quarters ended March 31, 2005 and 2004.

(2)	Share and per share amounts reflect the company’s March 30, 2005 two-for-one stock split.

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Quarters Ended March 31, 2005 and 2004
and the Quarter Ended December 31, 2004

	Quarter Ended
	March 2005	March 2004	December 2004
Revenue Summary (Dollars in Millions)
U.S. Mining Operations	$828.0	$651.2	$816.2
Australian Mining Operations	103.5	8.6	96.9
Trading & Brokerage Operations	147.5	109.1	108.4
Other	3.6	3.4	2.0

Total	$1,082.6	$772.3	$1,023.5

Tons Sold (In Millions)
Eastern U.S.	13.0	12.5	14.3
Western U.S.	38.7	32.6	36.8
Australian Mining Operations	2.0	0.3	2.1
Trading & Brokerage	5.4	6.5	6.5

Total(1)	59.1	51.9	59.7

Revenues per Ton — Mining Operations
Eastern U.S.	$32.72	$27.73	$31.15
Western U.S.	10.43	9.34	10.11
Total — U.S. Mining Operations	16.03	14.45	15.99
Australia	50.73	29.25	46.87
Operating Costs per Ton — Mining Operations(2)
Eastern U.S.	$25.42	$22.84	$24.28
Western U.S. (3)	7.31	6.78	7.27
Total — U.S. Mining Operations	11.86	11.24	12.02
Australia (3)	43.83	26.10	38.79
Gross Margin per Ton — Mining Operations(2)
Eastern U.S.	$7.30	$4.89	$6.87
Western U.S.	3.12	2.56	2.84
Total — U.S. Mining Operations	4.17	3.21	3.97
Australia	6.90	3.15	8.08
Operating Profit per Ton	$1.37	$0.75	$1.38
	Dollars in Millions
EBITDA — U.S. Mining Operations	$215.2	$144.8	$202.5
EBITDA — Australian Mining Operations	14.1	0.9	16.7
EBITDA — Trading & Brokerage Operations	(21.9)	14.2	4.3
EBITDA — Resource Management (4)	28.0	6.6	1.4
Selling & Administrative	(37.8)	(27.8)	(49.5)
Other Operating Costs, Net	(31.6)	(27.1)	(15.4)
EBITDA	166.0	111.6	160.0
Depreciation, Depletion & Amortization	(76.0)	(59.8)	(67.2)
Asset Retirement Obligation Expense	(9.2)	(13.0)	(10.6)
Operating Profit	80.8	38.8	82.2
Operating Cash Flow	97.9	10.7	131.3
Capital Expenditures	110.5	24.4	118.3

(1)	Metallurgical sales totaled 3.0 million tons for the first quarter of 2005, compared with 1.3 million tons in the prior year. Total non-U.S. sales were 4.3 million tons for the first quarter of 2005, compared with 2.6 million tons in the prior year.

(2)	Excludes depreciation, depletion, and amortization; asset retirement obligation expense; selling and administrative expenses; and certain other costs related to post-mining activities.

(3)	The 2005 operating costs per ton for the Western U.S. and Australian operations are not comparable to March 2004 amounts due to the RAG Coal International AG acquisitions, which occurred on April 15, 2004. Cost per ton amounts for the quarter ended December 31, 2004 are presented for comparison purposes.

(4)	Includes asset sales, property management costs and revenues, equity income and royalty expense related to the PVR alliance, generation development costs, coalbed methane development activities, and other related expenses and revenues.

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Condensed Balance Sheets March 31, 2005 and December 31, 2004

(Dollars in Millions)

	(Unaudited)
	March 31, 2005	December 31, 2004

Cash & Cash Equivalents	$381.2	$389.6
Receivables	187.5	193.8
Inventories	345.6	323.6
Assets from Coal Trading Activities	74.3	89.2
Other Current Assets	73.5	58.4

Total Current Assets	1,062.1	1,054.6
Net Property, Plant & Equipment	4,894.8	4,781.4
Investments & Other Assets	359.5	342.6

Total Assets	$6,316.4	$6,178.6

Current Maturities of Debt	$21.0	$19.0
Liabilities from Coal Trading Activities	50.0	63.6
Accounts Payable & Accruals	727.9	691.6

Total Current Liabilities	798.9	774.2
Long-Term Debt	1,374.7	1,406.0
Deferred Taxes	404.3	393.3
Other Long-Term Liabilities	1,915.8	1,878.6

Total Liabilities	4,493.7	4,452.1
Minority Interests	1.6	1.9
Stockholders’ Equity	1,821.1	1,724.6

Total Liabilities & Stockholders’ Equity	$6,316.4	$6,178.6

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Reconciliation of EBITDA to Income from Continuing Operations (Unaudited)
For the Quarters Ended March 31, 2005 and 2004

(Dollars in Millions)

	Quarter Ended
	March 2005	March 2004
EBITDA	$166.0	$111.6
Depreciation, Depletion & Amortization	76.0	59.8
Asset Retirement Obligation Expense	9.2	13.0
Interest Income	(1.4)	(0.9)
Interest Expense	25.6	21.3
Income Tax Expense (Benefit)	4.4	(5.6)
Minority Interests	0.3	0.3

Income from Continuing Operations	$51.9	$23.7

Reconciliation of EBITDA to Income from Continuing Operations -  2005 Targets (Unaudited)

(Dollars in millions, except per share information)

	Quarter Ended June 30, 2005 Targeted Results		Year Ended December 31, 2005 Targeted Results
	Low	High	Low	High
EBITDA	$190	$220	$775	$875
Depreciation, Depletion & Amortization	79	80	316	324
Asset Retirement Obligation Expense	10	9	35	33
Interest Income	(1)	(2)	(7)	(8)
Interest Expense	27	25	106	104
Income Tax Expense (Benefit)	7	8	(11)	6
Minority Interests	1	—	1	1

Income from Continuing Operations	$67	$100	$335	$415

Diluted Earnings Per Share	$0.50	$0.75	$2.50	$3.10

(1) Per share amounts reflect the company’s March 30, 2005 two-for-one stock split.

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.